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NEWS BULLETIN                          BID.COM International Inc.
      FROM:                        RE: 6725 Airport Road, Suite 201
                                       Mississauga, ON  L4V 1V2
The Financial Relations Board          Tel: 905-672-7467/Facsimile: 905-672-5705
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    BSMG WORLDWIDE                     Website: www.bid.com
                                       (Nasdaq: BIDS, TSE:BII)
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                   BID.COM ANNOUNCES UNDERWRITING AGREEMENT
                            TO RAISE CDN$25 MILLION

TORONTO, ONTARIO - September 16, 1999 - Bid.Com International Inc. (Nasdaq:
BIDS, TSE:BII), one of North America's leading online auction companies, today announced that it has entered into an underwriting agreement with a Canadian investment bank to raise cash proceeds of Cdn$25 million (approximately US$17.2 million) from the sale of Special Warrants.

Each Special Warrant, priced at Cdn$9.25, will entitle the holder to acquire one unit consisting of one common share in the capital of Bid.Com and one-half of a non-transferable common share purchase warrant. Each whole share purchase warrant can be exercised to acquire one additional common share at an exercise price of Cdn$12.00 per share for 24 months. Paul Godin, Chairman of Bid.Com International Inc. indicated that "net proceeds of the Issue will be used to fund growth through strategic alliances and acquisitions and for general working capital purposes."

The securities offered in the private placement will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration under such Act or an exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Bid.Com, founded in 1995, is one of e-commerce's leading online auction sales organizations, with offices in Toronto, Ontario, Tampa, Florida and Dublin, Ireland. The company offers a compelling, entertaining and cost-effective method of selling a wide array of goods and services over electronic distribution channels. Bid.Com is strategically positioned to leverage its business-to-consumer technological leadership by offering the pre-eminent online auction platform for co-ventures into business-to-business markets, licensing custom branded e-commerce solutions and for distribution through broadband/cable media. In addition to strategic alliances with America Online, Chapters.ca and Rogers New Media, the company has recently announced an alliance with SCS Solars offering discounted travel products to the growing business-to-business market and a joint venture with Point2 Internet Systems providing e-commerce technology and online auction capabilities for the used heavy equipment market. The company's shares trade on both the Nasdaq National Market and the Toronto Stock Exchange.

The news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. This include, among others, statements about expectations of future revenues, cash flows and capital requirements. Forward-looking statements are subject to risks and uncertainties that


                                    -MORE-


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Bid.Com International Inc.
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may cause the Company's results to differ materially from expectations.  These risks include the Company's ability to further develop its business-to-business and licensing businesses, the Company's ability to develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company's amended Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

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
At The Company:                                                 At The Financial Relations Board:
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Greg Bewsh, Vice President, Investor Relations                  Alison Ziegler - General Info.
Tel: (905) 672-7467 ext. 322                                    Barbara Manley - Analyst Info.
Fax: (905) 672-9928                                             Claudine Cornelis - Media Info.
E-mail: investorrelations@bid.com                               (212) 661-8030
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